Exhibit 97.1

ZEEKR INTELLIGENT TECHNOLOGY HOLDING LIMITED
COMPENSATION RECOUPMENT POLICY

极氪智能科技有限公司

薪酬回收政策

This Compensation Recoupment Policy (the “Policy”) has been adopted by the Board of Directors (the “Board”) of Zeekr Intelligent Technology Holding Limited (the “Company”). This Policy provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under U.S. federal securities laws in accordance with the terms and conditions set forth herein. This Policy is intended to comply with the requirements of Section 10D of the Exchange Act (as defined below) and Section 303A.14 of the NYSE Listed Company Manual.

本薪酬回收政策（简称“政策”）已被极氪智能科技有限公司（简称“公司”）董事会通过。该政策规定，因严重违反美国联邦证券法下的财务报告要求，导致需要公司重述财务报告时，应对某些高管薪酬进行回收。此政策旨在符合证券交易法（后文定义）第10D节和NYSE上市公司手册第303A.14节的要求。

1.	Definitions. For the purposes of this Policy, the following terms shall have the meanings set forth below.
1.	定义：本政策中以下术语应做如下理解：

(a)“Committee” means the compensation committee of the Board or any successor committee thereof. If there is no compensation committee of the Board, references herein to the Committee shall refer to the Company’s committee of independent directors that is responsible for executive compensation decisions, or in the absence of such a compensation committee, the independent members of the Board.

(a)“委员会”指董事会薪酬委员会或其继任委员会。如果董事会没有薪酬委员会，此处则指负责高管薪酬决策的由公司独立董事组成的委员会。如无前述委员会，则指董事会的独立董事。

(b)“Covered Compensation” means any Incentive-based Compensation “received” by a Covered Executive during the applicable Recoupment Period; provided that:

(b)“受管制薪酬”指相应的回收期间内，由受管制高管“接收”的激励性薪酬。但需符合以下条件：

(i)such Covered Compensation was received by such Covered Executive (A) after the Effective Date, (B) after he or she commenced service as an Executive Officer and (C) while the Company had a classof securities publicly listed on a United States national securities exchange; and
(ii)such Covered Executive served as an Executive Officer at any time during the performance period applicable to such Incentive-based Compensation.
(i)	受管制薪酬应为在（A）生效日期之后、(B) 作为高管开始为公司服务后，及（C）公司证券在美国上市期间，由受管制高管接收；
(ii)	受管制高管在该激励性薪酬所涉及的表现期内任何时候均担任高管。

For purposes of this Policy, Incentive-based Compensation is “received” by a Covered Executive during the fiscal period in which the Financial Reporting Measure applicable to such Incentive-based Compensation (or portion thereof) is attained, even if the payment or grant of such Incentive-based Compensation is made thereafter.

根据本政策，即使激励性薪酬在相应财务报告衡量标准对应的财务期间之后才完成实际支付或授予，只要受管制高管在财务报告衡量标准对应的财务期间获得激励性薪酬，仍应视为“接收”了该激励性薪酬。

(c)“Covered Executive” means any (i) current or former Executive Officer and (ii) any other employee of the Company and its subsidiaries designated by the Committee as subject to this Policy from time to time.

(c)“受管制高管”指任何（i）现任或前任高管以及（ii）由委员会不时指定适用本政策的公司及其子公司的任何其他员工。

(d)“Effective Date” means November 8, 2023.

(d)“生效日期”为2023年11月8日。

(e)“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(e)“证券交易法”指1934年美国证券交易法及其修正案。

(f)“Executive Officer” means, with respect to the Company, (i) its president, (ii) its principal financial officer, (iii) its principal accounting officer (or if there is no such accounting officer, its controller),

(iv) any vice-president in charge of a principal business unit, division or function (such as sales, administration or finance), (v) any other officer who performs a policy-making function for the Company (including any officer of the Company’s parent(s) or subsidiaries if they perform policy-making functions for the Company) and (vi) any other person who performs similar policy-making functions for the Company. Policy-making function is not intended to include policy-making functions that are not significant. The determination as to an individual’s status as an Executive Officer shall be made by the Committee and such determination shall be final, conclusive and binding on such individual and all other interested persons.

(f) “高管”就公司而言，包括（i）公司总裁；（ii）公司首席财务负责人；（iii）公司首席会计负责人（如果没有此类会计负责人，则为公司的控制人）；（iv）负责主要业务单位、部门或职能（如销售、管理或财务）的副总裁；（v）履行公司政策指定职能的任何其他官员（包括为公司母公司或子公司制定政策的任何官员）；以及（vi）对公司执行类似制定政策功能的任何其他人。制定政策职能不包括不重大的制定政策功能。确定某人是否为高管的决定由委员会作出，此决定对该个人以及所有其他有关人士是最终的、确定的并具有约束力。

(g)“Financial Reporting Measure” means any (i) measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, (ii) stock price measure or (iii) total shareholder return measure (and any measures that are derived wholly or in part from any measure referenced in clause (i), (ii) or (iii) above). For the avoidance of doubt, any such measure does not need to be presented within the Company’s financial statements or included in a filing with the U.S. Securities and Exchange Commission to constitute a Financial Reporting Measure.

(g)“财务报告衡量标准”指任何（i）按照编制公司财务报表时使用的会计原则确定并呈现的衡量标准，（ii）股票价格衡量标准或（iii）股东总回报衡量标准（以及部分或全部基于上述条款中（i）、（ii）或（iii）项提及的任何措施衍生的衡量标准）。为避免疑问，此类衡量标准无需在公司的财务报表中呈现或包括在向美国证券交易委员会的提交文件中，即可构成财务报告衡量标准。

(h) “Financial Restatement” means a restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. federal securities laws that is required in order to correct:

(h)“财务重述”指由于公司重大违反美国联邦证券法下的任何财务报告要求而引发的公司财务报表的重述，该重述旨在纠正：

(i)	an error in previously issued financial statements that is material to the previously issued financial statements; or

(ii)an error that would result in a material misstatement if (A) the error were corrected in the currentperiod or (B) left uncorrected in the current period.

(i)	先前发布的财务报表中的错误，而这一错误对之前发布的财务报表具有重大影响；或
(ii)	如果（A）当前期间纠正错误或（B）在当前期间未纠正错误，则会导致重大错误陈述。

For purposes of this Policy, a Financial Restatement shall not be deemed to occur in the event of a revision of the Company’s financial statements due to an out-of-period adjustment (i.e., when the error is immaterial to the previously issued financial statements and the correction of the error is also immaterial to the current period) or a retrospective (1) application of a change in accounting principles; (2) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (3) reclassification due to a discontinued operation; (4) application of a change in reporting entity, such as from a reorganization of entities under common control; (5) revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure; or (6) adjustment to provisional amounts in connection with a prior business combination.

根据本政策，因期外调整而对公司财务报表进行修订时（即：错误对以前发布的财务报表不重大，且纠正错误对当期也不重大），或追溯性地 (1) 应用会计原则变更；(2) 因公司内部组织结构变更而修改应报告的分部信息； (3) 因终止经营而重新分类；(4) 应用报告实体的变更，如共同控制下实体的重组；(5) 因拆股、反向拆股、股票分红或资本结构的其他变更而进行修订；或 (6) 调整与以往业务合并有关的暂定金额，不视为财务重述。

(i)“Incentive-based Compensation” means any compensation (including, for the avoidance of doubt, any cash or equity or equity-based compensation, whether deferred or current) that is granted, earned and/or vested based wholly or in part upon the achievement of a Financial Reporting Measure. For purposes of this Policy, “Incentive-based Compensation” shall also be deemed to include any amounts which were determined based on (or were otherwise calculated by reference to) Incentive-based Compensation (including, without limitation, any amounts under any long-term disability, life insurance or supplemental retirement or severance plan or agreement or any notional account that is based on Incentive-based Compensation, as well as any earnings accrued thereon).

(i)“激励性薪酬”是指完全或部分基于实现财务报告衡量标准而授予、赚取和/或取得的任何薪酬（为避免疑问，包括任何现金或股权或基于股权的薪酬，无论是延迟的还是当前的）。根据本政策，“激励性薪酬”还应视为包括基于（或以其他方式参照）激励性薪酬确定的任何金额（包括但不限于根据任何长期残疾、人寿保险或补充退休或遣散计划或协议下的任何金额以及任何虚拟账户中的任何收益累积）。

(j)“NYSE” means the New York Stock Exchange, or any successor thereof.

(j)“NYSE”指New York Stock Exchange或其任何继任交易所。

(k)“Recoupment Period” means the three fiscal years completed immediately preceding the date of any applicable Recoupment Trigger Date. Notwithstanding the foregoing, the Recoupment Period additionally includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years, provided that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

(k)“回收期”指在任何适用的回收触发日期前立即完成的三个财政年度。尽管有前述规定，回收期还包括这三个已结束的财政年度内或紧接其后的（因公司财政年度发生变化而产生）任何过渡期。但从公司上一财政年度结束的最后一天到新财政年度的第一天之间的九(9)到十二(12)个月的过渡期将被视为一个已结束的财政年度。

(l)“Recoupment Trigger Date” means the earlier of (i) the date that the Board (or a committee thereof or the officer(s) of the Company authorized to take such action if Board action is not required) concludes, or reasonably should have concluded, that the Company is required to prepare a Financial Restatement, and (ii) the date on which a court, regulator or other legally authorized body directs the Company to prepare a Financial Restatement.

(l)“回收触发日期”指以下两个日期较早者：（i）董事会（或其委员会或授权采取此类行动的公司官员，如果不要求董事会行动）得出结论或合理应当得出结论，即公司需要准备财务重述的日期；和（ii）法庭、监管机构或其他合法授权机构指示公司准备财务重述的日期。

2.	Recoupment of Erroneously Awarded Compensation.

2. 错误授予薪酬的回收

(a)In the event of a Financial Restatement, if the amount of any Covered Compensation received by a Covered Executive (the “Awarded Compensation”) exceeds the amount of such Covered Compensation that would have otherwise been received by such Covered Executive if calculated based on the Financial Restatement (the “Adjusted Compensation”), the Company shall reasonably promptly recover from such Covered Executive an amount equal to the excess of the Awarded Compensation over the Adjusted Compensation, each calculated on a pre-tax basis (such excess amount, the “Erroneously Awarded Compensation”).

(a)在财务重述的情况下，如果受管制高管接收的受管制薪酬金额（“授予的薪酬”）超过了根据财务重述计算的该受管制高管本应接收的受管制薪酬金额（“调整后的薪酬”），公司应合理迅速地从该受管制高管处回收等于授予的薪酬与调整后的薪酬之间差额的金额，每个金额均按税前计算（此类差额金额，简称“错误授予的薪酬”）。

(b)If (i) the Financial Reporting Measure applicable to the relevant Covered Compensation is stock price or total shareholder return (or any measure derived wholly or in part from either of such measures) and (ii) the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Financial Restatement, then the amount of Erroneously Awarded Compensation shall be determined (on a pre-tax basis) based on the Company’s reasonable estimate of the effect of the Financial Restatement on the Company’s stock price or total shareholder return (or the derivative measure thereof) upon which such Covered Compensation was received.

(b)如果（i）相关受管制薪酬适用的财务报告衡量标准是股票价格或股东总回报（或任何完全或部分衍生自这两种措施的措施），并且（ii）错误授予的薪酬金额不是直接从财务重述中的信息进行数学重新计算的，则错误授予的薪酬金额应（以税前为基础）根据公司对财务重述对公司股票价格或股东总回报（或其衍生措施）影响的合理估计来确定。

(c)For the avoidance of doubt, the Company’s obligation to recover Erroneously Awarded Compensation is not dependent on (i) if or when the restated financial statements are filed or (ii) any fault of any Covered Executive for the accounting errors or other actions leading to a Financial Restatement.

(c)为避免疑问，公司回收错误授予的薪酬的义务不取决于（i）是否以及何时提交更正后的财务报表或（ii）任何受管制高管对会计错误或其他导致财务重述的行为的责任。

(d)Notwithstanding anything to the contrary in Sections 2(a) through (c) hereof, the Company shall not be required to recover any Erroneously Awarded Compensation if both (x) the conditions set forth in either of the following clauses (i), (ii), or (iii) are satisfied and (y) the Committee (or a majority of the independent directors serving on the Board) has determined that recovery of the Erroneously Awarded Compensation would be impracticable:

(d)尽管本节2(a)至(c)有任何相反规定，如果满足以下条款中的任一条款（i）、（ii）或（iii）的条件，并且委员会（或董事会中的多数独立董事）已确定回收错误授予的薪酬将不切实际，则公司无需回收任何错误授予的薪酬：

(i)the direct expense paid to a third party to assist in enforcing the recovery of the Erroneously Awarded Compensation under this Policy would exceed the amount of such Erroneously Awarded Compensation to be recovered; provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d), the Company shall have first made a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to make such recovery and provide that documentation to the NYSE;

(ii)recovery of the Erroneously Awarded Compensation would violate the Cayman Islands law to the extent such law was adopted prior to the Effective Date (provided that, before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation pursuant to this Section 2(d)), the Company shall have first obtained an opinion of home country counsel of the Cayman Islands, that is acceptable to the NYSE, that recovery would result in such a violation, and the Company must provide such opinion to the NYSE; or

(iii)recovery of the Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of Sections 401(a)(13) or 411(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

(i)	支付给第三方以协助执行本政策下错误授予的薪酬回收所需的直接费用将超过应回收的错误授予的薪酬金额；但在得出回收任何错误授予的薪酬金额将不切实际的结论之前，公司应首先进行合理尝试回收此类错误授予的薪酬，记录此类合理尝试并将该记录提供给NYSE；
(ii)	如果回收错误奖励薪酬违反了开曼群岛法律（前提是此类法律在生效日期之前颁布），公司必须首先获得NYSE认可的开曼群岛本国律师意见，证明回收将导致此类违反，并将此意见提供给NYSE；或
(iii)	回收错误授予的薪酬可能导致一个本来符合雇员普遍要求的税格退休计划不符合1986年修订版《内部税收法》第401(a)(13)或411(a)条的要求（以下简称“法典”）。

(e)The Company shall not indemnify any Covered Executive, directly or indirectly, for any losses that such Covered Executive may incur in connection with the recovery of Erroneously Awarded Compensation pursuant to this Policy, including through the payment of insurance premiums or gross-up payments.

(e)公司不得以任何方式直接或间接为受管制高管在根据本政策回收错误授予的薪酬期间可能遭受的任何损失提供薪酬，包括通过支付保险费或薪酬金。

(f)The Committee shall determine, in its sole discretion, the manner and timing in which any Erroneously Awarded Compensation shall be recovered from a Covered Executive in accordance with applicable law, including, without limitation, by (i) requiring reimbursement of Covered Compensation previously paid in cash; (ii) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity or equity-based awards; (iii) offsetting the Erroneously Awarded Compensation amount from any compensation otherwise owed by the Company or any of its affiliates to the Covered Executive; (iv) cancelling outstanding vested or unvested equity or equity-based awards; and/or (v) taking any other remedial and recovery action permitted by applicable law. For the avoidance of doubt, except as set forth in Section 2(d), in no event may the Company accept an amount that is less than the amount of Erroneously Awarded Compensation; provided that, to the extent necessary to avoid any adverse tax consequences to the Covered Executive pursuant to Section 409A of the Code, any offsets against amounts under any nonqualified deferred compensation plans (as defined under Section 409A of the Code) shall be made in compliance with Section 409A of the Code.

(f)委员会应根据适用法律完全自行决定，包括但不限于：（i）要求返还之前以现金支付的受管制薪酬；（ii）寻求收回与任何赢得、行使、解决、出售、转移或其他处置任何股权或基于股权的奖励相关的任何收益；（iii）将错误授予的薪酬金额抵消由公司或其关联公司支付给受管制高管的任何其他薪酬；（iv）取消未完成的授予或未授予的股权或基于股权的奖励；和/或（v）采取任何其他根据适用法律允许的补救和回收措施。为避免疑问，在任何情况下，公司不得接受小于错误授予的薪酬金额的金额；但前提是，为避免扣除任何非合格遭推迟薪酬计划（定义与法典第409A条相符）下的金额产生不利税收后果，任何对这些金额的抵消都应符合法典第409A条的规定。

3.Administration. This Policy shall be administered by the Committee. All decisions of the Committee shall be final, conclusive and binding upon the Company and the Covered Executives, their beneficiaries, executors, administrators and any other legal representative. The Committee shall have full power and authority to (i) administer and interpret this Policy; (ii) correct any defect, supply any omission and reconcile any inconsistency in this Policy; and (iii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of this Policy and to comply with applicable law (including Section 10D of the Exchange Act) and applicable stock market or exchange rules and regulations. Notwithstanding anything to the contrary contained herein, to the extent permitted by Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, the Board may, in its sole discretion, at any time and from time to time, administer this Policy in the same manner as the Committee.

3. 管理。本政策应由委员会管理。委员会的所有决定应对公司和受管制高管、他们的受益人、执行人、管理人员和任何其他法定代表具有最终、确定且具有约束力。委员会应全权负责（i）管理和解释本政策；（ii）纠正任何缺陷、补充遗漏并协调本政策中的任何矛盾；以及（iii）进行任何其他裁定并采取任何委员会认为对本政策的管理及遵守适用法律（包括《交易所法》第10D条）及适用的股市或交易所规则和法规有必要或合适的行动。尽管本文概述中包含相反规定，但在《交易所法》第10D条及《NYSE上市公司手册》第303A.14条允许的范围内，董事会有权全权酌情地及任何时候和从时至时，以与委员会相同的方式管理本政策。

4.Amendment/Termination. Subject to Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual, this Policy may be amended or terminated by the Committee at any time. To the extent that any applicable law, or stock market or exchange rules or regulations require recovery of Erroneously Awarded Compensation in circumstances in addition to those specified herein, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover Erroneously Awarded Compensation to the fullest extent required by such applicable law, stock market or exchange rules and regulations. Unless otherwise required by applicable law, this Policy shall no longer be effective from and after the date that the Company no longer has a class of securities publicly listed on a United States national securities exchange.

4.修订/终止。遵照《交易所法》第10D条及《NYSE上市公司手册》第303A.14条，委员会可在任何时候修订或终止本政策。在任何适用法律、股市或交易所规则或法规要求在除本文所规定情况外回收错误给予的薪酬的情况下，任何规定都不得被视为限制或阻止公司根据适用法律、股市或交易所规则和法规的要求尽最大努力回收错误授予的薪酬。除非适用的法律要求，一旦公司不再具有在美国国家证券交易所公开上市的证券类别，本政策自该日期之后即不再生效。

5.Interpretation. Notwithstanding anything to the contrary herein, this Policy is intended to comply with the requirements of Section 10D of the Exchange Act and Section 303A.14 of the NYSE Listed Company Manual (and any applicable regulations, administrative interpretations or stock market or exchange rules and regulations adopted in connection therewith). The provisions of this Policy shall be interpreted in a manner that satisfies such requirements and this Policy shall be operated accordingly. If any provision of this Policy would otherwise frustrate or conflict with this intent, the provision shall be interpreted and deemed amended so as to avoid such conflict.

5.解释。尽管与本文中任何相反，本政策的目的在于遵守《交易所法》第10D条及《NYSE上市公司手册》第303A.14条（及与此相关的任何适用法规、行政解释或股票市场或交易所规则和法规），并应

据此运行。如任何政策条款会妨碍或冲突于该目的，应解释并视为修改该条款以避免此类冲突。

6.Other Compensation Clawback/Recoupment Rights. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies, rights or requirements with respect to the clawback or recoupment of any compensation that may be available to the Company pursuant to the terms of any other recoupment or clawback policy of the Company (or any of its affiliates) that may be in effect from time to time, any provisions in any employment agreement, offer letter, equity plan, equity award agreement or similar plan or agreement, and any other legal remedies available to the Company, as well as applicable law, stock market or exchange rules, listing standards or regulations; provided, however, that any amounts recouped or clawed back under any other policy that would be recoupable under this Policy shall count toward any required clawback or recoupment under this Policy and vice versa.

6.其他薪酬收回/回收权。本政策下的任何回收权均是额外的，而非替代性的，与公司根据公司的任何其他现行薪酬收回政策（或其任何关联方）中的条款、任何就业协议、录用信、股权计划、股权授予协议或类似计划或协议中可能不时生效的任何条款，以及公司的其他法律补救、权利或规定有关的任何要求一并考虑，以及适用的法律、股市或交易所规则、上市标准或法规；但前提是，任何在任何其他政策下回收的金额如符合本政策可回收条件应计入本政策的任何所需回收，反之亦然。

7.Exempt Compensation. Notwithstanding anything to the contrary herein, the Company has no obligation to seek recoupment of amounts paid to a Covered Executive which are granted, vested or earned based solely upon the occurrence or non-occurrence of nonfinancial events. Such exempt compensation includes, without limitation, base salary, time-vesting awards, compensation awarded on the basis of the achievement of metrics that are not Financial Reporting Measures or compensation awarded solely at the discretion of the Committee or the Board, provided that such amounts are in no way contingent on, and were not in any way granted on the basis of, the achievement of any Financial Reporting Measure performance goal.

7.豁免薪酬。尽管本文中有异常情况，但公司无需回收基于发生或不发生非财务事件的薪酬给受管制高管。此类豁免的薪酬包括但不限于基本工资、时间到期的奖励、基于非财务报告衡量标准的完成度而授予的薪酬或完全基于委员会或董事会决定的薪酬；提供这些款项并无条件和没有以此为基础或理由，即未基于任何财务报告衡量标准完成度目标。

8.	Miscellaneous.

8.其他。

(a)Any applicable award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. For the avoidance of doubt, this Policy applies to all compensation that is received on or after the Effective Date, regardless of the date on which the award agreement or other document setting forth the terms and conditions of the Covered Executive’s compensation became effective, including, without limitation, compensation received under the Company’s currently effective share incentive plans, and any successor plan thereto.

(a)任何适用的奖励协议或其他文件，规定了本政策涵盖的薪酬的条款和条件，应视为包括本政策施加的限制并通过引用并入本政策，如有任何不一致，本政策条款优先。毫无疑问，本政策适用于自生效日期起收到的所有薪酬，无论奖励协议或其他文件确立受管制高管薪酬条款和条件的日期，其中包括但不限于，根据公司目前有效的股权激励计划及其任何继任计划所获得的薪酬。

(b)This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

(b)本政策对所有受覆盖高管、其受益人、继承人、执行人、管理人员或其他法定代表者具有约束力和可执行性。

(c)All issues concerning the construction, validity, enforcement and interpretation of this Policy and all related documents, including, without limitation, any employment agreement, offer letter, equity award agreement or similar agreement, shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(c)与本政策及所有相关文件的解释、有效性、执行和解释有关的所有问题，包括但不限于任何雇佣协议、录用信、股权授予协议或类似协议，应遵守并依照纽约州法律进行解释，不应受任何可能导致适用其他法域法律的选择法律或法律冲突规则或规定（无论是否纽约州或其他司法辖区）的影响。

(d)The Covered Executives, their beneficiaries, executors, administrators and any other legal representative and the Company shall initially attempt to resolve all claims, disputes or controversies arising under, out of or in connection with this Policy by conducting good faith negotiations amongst themselves. The federal and state courts sitting within the State of New York shall be the sole and exclusive forums for any and all disputes, claims, or causes of action arising from or relating to the enforcement, performance or interpretation of this Policy. The Covered Executives, their beneficiaries, executors, administrators and any other legal representative and the Company, shall not commence any suit, action or other proceeding arising out of or based upon this Agreement except in a federal and state court sitting within the State of New York, and hereby waive, and agree not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that such party is not subject to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Policy or the subject matter hereof may not be enforced in or by such courts. To the fullest extent permitted by law, the Covered Executives, their beneficiaries, executors, administrators, and any other legal representative, and the Company, shall waive (and shall hereby be deemed to have waived) the right to resolve any such dispute through a trial by jury.

(d)受覆盖高管、他们的受益人、执行人、管理人员及任何其他法定代表和公司在起初都应通过诚信的协商解决所有在本政策下产生、涉及或与之相关的所有索赔、纠纷或争议。纽约州的联邦和州法院将成为任何由本政策引起、与之相关的争议、索赔或诉因起诉的唯一和独有论坛。受覆盖高管、他们的受益人、执行人、管理人员和任何其他法定代表及公司不得在起初开始在纽约州的联邦和州法院之外的任何其他法院提起任何与本协议相关的诉讼、诉讼或其他诉讼，并通过此明确放弃并同意不得通过动议或作为抗辩或以其他方式在此类诉讼、诉讼或程序中主张任何对其不受该法庭管辖。

(e)If any provision of this Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

(e)如有任何本政策的条款在任何适用法律下被确定为不可执行或无效，则此类条款应在适用法律允许的最大范围内执行，并应自动视为根据目的而做出修改，以使其符合适用法律要求的任何限制。